FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226486-18

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 01/27/21 08:47:26

To: [REDACTED]

Subject: NEW ISSUE CMBS: BANK 2021-BNK31 *PUBLIC PRICE GUIDANCE*

BANK 2021-BNK31 - PUBLIC NEW ISSUE

**PRICE GUIDANCE** $768.559MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS
& JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
BOFA SECURITIES, INC.
MORGAN STANLEY & CO. LLC

CO-MANAGER:	ACADEMY SECURITIES, INC.
DREXEL HAMILTON, LLC

OFFERED CERTIFICATES - PUBLIC
CLASS	Fitch/KBRA/S&P	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY	PXG
A-1	AAAsf/AAA(sf)/AAA(sf)	24.155	30.000%	2.78	36.5%	17.3%	IS+22A
A-SB	AAAsf/AAA(sf)/AAA(sf)	27.859	30.000%	7.09	36.5%	17.3%	IS+50A
A-3*	AAAsf/AAA(sf)/AAA(sf)	270.000	30.000%	9.60	36.5%	17.3%	A-4 - 2
A-4*	AAAsf/AAA(sf)/AAA(sf)	279.934	30.000%	9.89	36.5%	17.3%	IS+63A
A-S	AAAsf/AAA(sf)/AAA(sf)	94.592	19.000%	9.93	42.2%	15.0%	IS+80A
B	AA-sf/AA-(sf)/AA-(sf)	37.622	14.625%	9.93	44.5%	14.2%	IS+98A
C	A-sf/A-(sf)/NR	34.397	10.625%	9.93	46.6%	13.6%	IS+145A

*Sizes and WAL’s are subject to change as detailed in the attached Term Sheet.

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	Fitch/KBRA/S&P	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
X-D	BBB-sf/BBB-(sf)/NR	37.622	N/A	N/A	N/A	N/A
D	BBBsf/BBB(sf)/NR	21.499	8.125%	9.93	47.9%	13.2%
E	BBB-sf/BBB-(sf)/NR	16.123	6.250%	9.96	48.9%	12.9%

NON-OFFERED ELIGIBLE VERTICAL INTEREST
CLASS	Fitch/KBRA/S&P	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
RRI	NR/NR/NR	~45.259	N/A	9.53	N/A	N/A

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$905,186,404
NUMBER OF LOANS:	61
NUMBER OF PROPERTIES:	126
WA CUT-OFF LTV:	52.1%
WA BALLOON LTV:	49.1%
WA U/W NCF DSCR:	3.25x
WA U/W NOI DEBT YIELD:	12.1%
WA MORTGAGE RATE:	3.2111%
TOP TEN LOANS %:	55.4%
WA REM TERM TO MATURITY (MOS):	118
WA REM AMORTIZATION TERM (MOS):	332
WA SEASONING (MOS):	2

LOAN SELLERS:	WFB(34.4%), MSMCH(30.3%),
BANA(28.7%), NCB(6.6%)

TOP 3 PROPERTY TYPES:	OFFICE(33.9%), RETAIL(25.4%),
SELF STORAGE(16.4%)

TOP 5 STATES:	CA(24.6%), NY(20.9%), FL(10.3%),
IL(5.3%), OH(4.8%)

MASTER SERVICERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION AND
NATIONAL COOPERATIVE BANK, N.A.

SPECIAL SERVICERS:	KEYBANK NATIONAL ASSOCIATION AND
NATIONAL COOPERATIVE BANK, N.A.

DIRECTING CERTIFICATEHOLDER:	LD II HOLDCO XIV, LLC AND/OR ONE OF ITS AFFILIATES

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PROSPECTUS:	ATTACHED
PRESALE REPORTS:	TODAY AND/OR TOMORROW
ANTICIPATED PRICING:	WEEK OF JANUARY 25, 2021
ANTICIPATED SETTLEMENT:	FEBRUARY 11, 2021

THIRD PARTY PASSWORDS:
BBG and Trepp:
Dealname:	BANK 2021-BN31
Password:	BANK31

Intex:
Dealname:	BNK21B31
Password:	cjrlj4g0en266eupvoh1z
CONFERENCE CALLS:	UPON DEMAND

LIVE GLOBAL INVESTOR CALL ON MONDAY, JANUARY 25TH AT 11AM ET:
PARTICIPANT OPERATOR ASSISTED DIAL-IN
United States Toll/International:	+1 404 975 4839
United States Toll-Free:	+1 833 470 1428
Access Code:	178531

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-226486) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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